Exhibit 14(a)(1)(i)

GMAC

Commercial Mortgage

Servicing Officer’s Certificate

For the Year Ended December 31, 2001

JP Morgan Chase Commercial Mortgage

Securities Corporation

Series 2001-CIBC1

Pursuant to Section 3.02 of the Pooling and Servicing Agreements and GMAC Commercial Mortgage Corporation’s Servicing Standards, I hereby attest that:

i.                                          A review of the activities of GMAC Commercial Mortgage Corporation as Servicer during the period, and of its compliance with procedures has been made under my supervision.

ii.                                       To the best of my knowledge, based on such review, GMAC Commercial Mortgage Corporation as Servicer, has fulfilled all of its material obligations throughout the period.

GMAC COMMERCIAL MORTGAGE CORPORATION

/s/	Brian T. Stauffer
By:	Brian T. Stauffer
Title:	Senior Vice President
Date:	March 29, 200

GMAC Commercial Holding Corp.

200 Witmer Road

Horsham, PA  19044

Tel. 215-328-4622

Fax: 215-328-1316

GMAC
Commercial Holding Corp.

Management’s Assertion Concerning Compliance
with Minimum Master Servicing Standards

March 13, 2002

As of and for the year ended December 31, 2001, GMAC Commercial Mortgage Corp., and its subsidiaries, have complied in all material respects with the master servicing standards set forth in the Company’s master servicing standards (attached), which were derived from the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers.

The Company, as master servicer, performs certain functions with respect to servicing loans, however, the direct loan servicing functions are performed by various subservicers.  For those loans included in the Pooling and Servicing Agreements listed in the attached Exhibit A, the Company has complied with their Master Servicing Standards enumerated below, as of and for the year ended December 31, 2001.

/s/ David E. Creamer
David E. Creamer, President and CEO

/s/ Wayne D. Hoch
Wayne D. Hoch, Executive Vice President and CFO

/s/ Michael Lipson
Michael Lipson, Executive Vice President

GMAC Commercial Holding Corp.

200 Witmer Road

Horsham, PA  19044

Tel. 215-328-4622

Fax: 215-328-1316

GMAC
Commercial Holding Corp.

Management’s Assertion Concerning Compliance
with Minimum Servicing Standards

March 13, 2002

As of and for the year ended December 31, 2001, GMAC Commercial Mortgage Corp., and its subsidiaries (collectively, the “Company”), have complied in all material respects with the minimum servicing standards set forth in the Company’s minimum servicing standards (attached), which were derived from the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers.  As of and for this same period, GMAC Commercial Mortgage Corporation had in effect a General Motors Corporation Fidelity bond of $150 million and a GMAC Commercial Mortgage Corporation errors and omissions policy in the amount of $50 million.

/s/ David E. Creamer
David E. Creamer, President and CEO

/s/ Wayne D. Hoch
Wayne D. Hoch, Executive Vice President and CFO

/s/ Michael Lipson
Michael Lipson, Vice President